BUTLER INTERNATIONAL, INC.

For Immediate Release	CONTACT:	Mark Koscinski
201-476-5421
August 29, 2007

Butler International Completes $23 Million in Term Loan Financing

FORT LAUDERDALE, FL…Butler International, Inc. (BUTL.PK) announced today that it has successfully closed the funding of its previously announced $23 million term loan from Monroe Capital LLC (“Monroe”). The term loan was used to repay certain existing term debt, to cash collateralize certain letters of credit, and to provide additional working capital and liquidity for operations. No warrants were issued in connection with the term loan.

The term loan is subject to the lien of Butler’s secured lender, General Electric Credit Corporation (“GECC”). Butler has also reached an agreement with GECC, who agreed to extend its secured line of credit of $45 million to Butler until January 31, 2008.

“We are very pleased about completing this financing. This new term loan helps set the stage for the future growth of Butler.” commented Edward M. Kopko, Chairman and Chief Executive Officer of Butler International, Inc.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 61-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM

World Headquarters
New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33301
www.butler.com